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                                                                      EXHIBIT 11
                 SOUTHERN NATIONAL CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995

                                                                                                    1996            1995
                                                                                                   (DOLLARS IN THOUSANDS,
                                                                                                   EXCEPT PER SHARE DATA)
PRIMARY EARNINGS PER SHARE:
  Weighted average number of common shares outstanding during the period.....................    100,904,475     102,200,432
  Add --
     Dilutive effect of outstanding options (as determined by application of treasury
       stock method).........................................................................      1,497,949       1,180,112
     Issuance of additional shares under share repurchase agreement, contingent upon market
      price..................................................................................        138,020              --
  Weighted average number of common shares, as adjusted......................................    102,540,444     103,380,544
  Net income (loss)..........................................................................   $     69,610    $    (12,345)
  Less -- Preferred dividend requirement.....................................................            610           1,299
  Income (loss) available for common shares..................................................   $     69,000    $    (13,644)
  Primary earnings (loss) per share..........................................................   $        .67    $       (.13)
FULLY DILUTED EARNINGS PER SHARE:
  Weighted average number of common shares outstanding during the period.....................    100,904,475     102,200,432
  Add --
     Shares issuable assuming conversion of convertible preferred stock......................      3,775,239       4,548,236
     Dilutive effect of outstanding options (as determined by application of treasury
       stock method).........................................................................      1,497,949       1,180,268
     Issuance of additional shares under share repurchase agreement, contingent upon market
      price..................................................................................        138,020              --
     Shares assuming conversion of convertible debentures....................................             --         495,689
  Weighted average number of common shares, as adjusted......................................    106,315,683     108,424,625
  Net income (loss)..........................................................................   $     69,610    $    (12,345)
  Add -- After tax interest expense and amortization issue costs applicable to
     convertible debentures..................................................................             --              81
  Net income (loss), as adjusted.............................................................   $     69,610    $    (12,264)
  Fully diluted earnings per share...........................................................   $        .65    $         NM

NM -- not meaningful.